Exhibit 4.4
FIRST AMENDMENT TO
CAMDEN NATIONAL CORPORATION
2022 EQUITY AND INCENTIVE PLAN

This amendment (this “Amendment”) to the Camden National Corporation 2022 Equity and Incentive Plan (the “Plan”) is made and adopted as of March 25, 2025 by the Board of Directors (the “Board”) of Camden National Corporation (the “Company”).

1.The first sentence of Section 3.1(a) of the Plan is hereby amended and replaced in its entirety as follows:

“(a)    Stock Issuable. Subject to the other provisions of this Section 3, the total number of shares of Stock reserved and available for issuance under the Plan shall be 1,060,000, plus shares of Stock that are subject to awards granted under the 2012 Plan that cease to be subject to such awards by forfeiture or otherwise after the Effective Date.”
2.Section 15(b) of the Plan is hereby amended and replaced in its entirety as follows:

“(b)    Termination of the Plan. The Board reserves the right to terminate the Plan at any time; provided, however, that, in any case, the Plan will terminate on May 20, 2035, and provided, further, that all Awards made under the Plan before its termination will remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.”

3.This Amendment will become effective and incorporated into the Plan on the date of approval by the Company’s stockholders.

4.Except as modified by this Amendment, all the terms and provisions of the Plan shall continue in full force and effect.

[Signature page follows]

    IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer effective as of the date first set forth above.

CAMDEN NATIONAL CORPORATION

________________________
                                    By:

DATE APPROVED BY STOCKHOLDERS: May 20, 2025